Exhibit 99.1

FOR IMMEDIATE RELEASE

May 8, 2003
Contact:	Sonja Tuitele Corporate Communications (720) 562-4984

Wild Oats Markets, Inc. Announces the Appointment of
Ann-Marie Stephens to its Board of Directors

Ms. Stephens, Senior Vice President, Strategy and Business Development
at Circuit City Stores, Inc. brings a wealth of retail and
consumer products experience to the Wild Oats Markets Board.

BOULDER, Colo., May 8 - Wild Oats Markets, Inc. (NASDAQ: OATS), a leading national natural and organic foods retailer, today announced Ann-Marie Stephens has been elected to serve on the Company's Board of Directors. Ms. Stephens brings more than 20 years of business management experience with leading consumer products and retail corporations to further add depth to the Wild Oats Markets Board of Directors.

Ms. Stephens currently serves as Senior Vice President, Strategy and Business Development at Circuit City Stores, Inc. (NYSE:CC) where she is responsible for revitalizing the company's strategy and direction for sustainable business results. She is an integral member of an executive team that directs the company's strategic planning initiatives. Shortly after joining the company, Ms. Stephens led the effort to revitalize the Circuit City logo and brand to reflect a more contemporary, relevant and approachable retailer to the company's target consumers. She has also managed the company's Construction, Real Estate, Maintenance, Store Design, Visual Merchandising and Store Innovation functions.

Prior to joining Circuit City in 1999, Ms. Stephens was Vice President of Marketing for the Frito-Lay Company where she directed the company's snack food marketing initiatives and led the development of several successful product launches and minority marketing programs. She also directed new product development and product research functions at Frito Lay. Ms. Stephens started her career at the Procter & Gamble Company, where she served in a variety of roles, including product development, market research and organizational development.

Ms. Stephens received her Master of Business Administration degree in Finance and Entrepreneurial Management from the Wharton School of Business at the University of Pennsylvania and her Bachelor of Engineering Degree in Chemical Engineering from the City College of New York. She was honored by Dollars & Sense Magazine in its 1994 "Tribute to America's Best & Brightest Business and Professional Men and Women," and received the 1997 Jim O'Neal Award for "Minority & Women Business Development."

"We believe we have built a strong Board of Directors that brings a breadth of retail, consumer and natural products, financial, and nutritional experience to oversee the direction of Wild Oats," said John Shields, Chairman of the Board of Wild Oats Markets. "Ms. Stephens helps to round out the strength of our Board with her deep marketing expertise and her background in research and development for leading food and consumer products companies."

John Shields continues to serve as the Chairman of the Wild Oats Markets Board of Directors. Other Board members include: David Chamberlain, Chief Executive Officer and Chairman of the Stride Rite Corporation; Dr. Stacey Bell, Vice President of Medical Research and Education at Sears Labs; Brian Devine, Chairman, President and Chief Executive Officer of Petco Animal Supplies, Inc.; David Gallitano, President and Chief Executive Officer of APW, Ltd.; James McElwee, General Partner of Weston Presidio Capital; Mark Retzloff, Chief Executive Officer and Chairman of the Board of Rudi's Organic Bakery and co-founder of Horizon Organic Dairy; and Perry Odak, President and Chief Executive Officer of Wild Oats Markets, Inc.

Wild Oats Markets, Inc. is a nationwide chain of natural and organic food markets in the U.S. and Canada. With annual sales of nearly $920 million, the Company currently operates 101 stores in 25 states and British Columbia. The Company's natural food stores include Wild Oats Natural Marketplace, Henry's Marketplace, Nature's - a Wild Oats Market, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.